Exhibit 4.8

Form of Spouse consent letter

I ________ (ID number: ____________) , the legal spouse of ____ (ID number: ______) , hereby unconditionally agrees that the RMB 100,000 registered capital of Hainan Aoyu Biotechnology Co., Ltd. (" Hainan Aoyu ") held by my spouse, ____ and registered in his name , corresponding to 0.3333 % of Hainan Aoyu 's equity, will be disposed of the arrangements under a series of control agreements (including the Business Cooperation Agreement, the Entrustment Agreement and Power of Attorney, the Exclusive Stock Option Agreement and the Equity Pledge Agreement) signed on September 19, 2025 (the “ Control Agreements ”).

I further undertake not to take any action intended to conflict with the above arrangement, including asserting that such equity interests constitute property or community property between me and my spouse, thereby affecting or hindering my spouse from fulfilling her obligations under the Control Agreement. I hereby unconditionally and irrevocably waive any rights or interests in such equity interests that may be granted to me under any applicable law.

I confirm that ____ performance of the Control Agreement and the further modification or termination of the Control Agreement do not require my additional authorization or consent. I promise to sign all necessary documents and take all necessary actions to ensure the proper performance of the Control Agreement (as amended from time to time). I agree and promise that if I acquire any equity interest in Hainan Aoyu held by ___ for any reason , I shall be bound by the Control Agreement (as amended from time to time) and comply with my obligations as a shareholder of Hainan Aoyu under the Control Agreement (as amended from time to time), and for this purpose, upon request by Beijing Origin State Harvest Biotechnology Co., Ltd. , I shall sign a series of written documents in a format and content substantially identical to the Control Agreement (as amended from time to time).

I further confirm, promise and guarantee that if my spouse dies, becomes incapacitated, goes bankrupt, divorces or any other circumstances occur that may affect my spouse's exercise of his or her shareholder rights in Hainan Aoyu , I and my heirs, guardians, creditors or any other person who has the right to claim rights or interests in the equity interests in Hainan Aoyu held by my spouse will not, under any circumstances or in any way, take any action that may affect or prevent my spouse from performing the obligations assumed under the Control Agreement.

This letter of consent shall be effective from the date of my signature and shall terminate on the date when my spouse ____ no longer holds any equity interest in Hainan Aoyu .

signature:

Date : September 19, 2025